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                                                                       Exhibit 7



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 13 to the Registration Statement (Form S-6 No. 33-14692) and the related Prospectus appearing therein and pertaining to the Lincoln National Flexible Premium Variable Life Account F, and to the use therein of our reports dated (a) February 6, 1997 with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company for each of the three years in the period ended December 31, 1996; (b) February 7, 1996, with respect to the consolidated financial statements of the Lincoln National Life Insurance Company for each of the three years in the period ended December 31, 1995; and
(c) dated March 27, 1997 with respect to the financial statements of Lincoln National Flexible Premium Variable Life Account F.

                                            /s/ Ernst & Young LLP

Fort Wayne, Indiana
April 22, 1997